UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 12, 2016

CPI AEROSTRUCTURES, INC.

(Exact Name of Registrant as Specified in Charter)

New York	001-11398	11-2520310
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

91 Heartland Boulevard, Edgewood, New York		11717
(Address of Principal Executive Offices)		(Zip Code)

(631) 586-5200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2016, CPI Aerostructures, Inc. (the “Company”) entered into an indemnification agreement with Carey E. Bond, whose appointment is discussed below. The form of the Company’s standard director indemnification agreement is included at Exhibit 10.29 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2016, the Company’s Board of Directors (the “Board”) increased the size of the Board from seven to eight members and appointed Mr. Bond as a director of the Company. Mr. Bond will serve as a Class III director and has been appointed to the Board’s Nominating and Corporate Governance and Compensation Committees.

Kenneth McSweeney, a Class I director of the Company, plans on retiring at the end of his current term which expires at the Company’s 2017 Annual Meeting and at that time, the number of Company directors will return to seven.

In accordance with the Company’s non-employee director compensation plan, Mr. Bond, will earn an annual fee of $75,000, of which $24,750 will be paid in cash and $50,250 will be paid in shares of the Company’s common stock, payable in equal quarterly installments. Mr. Bond’s compensation will be prorated for the current year.

The Company issued a press release announcing Mr. Bond’s appointment, which is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release, dated December 12, 2016, announcing the appointment of Carey E. Bond as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 13, 2016	CPI AEROSTRUCTURES, INC.

	By:	/s/ Vincent Palazzolo
Vincent Palazzolo
Chief Financial Officer